Exhibit 10.1

NUVOX, INC.
2001 PERFORMANCE PLAN

ARTICLE I
PURPOSE

        On August 8, 2001, the Board approved the material terms of the NuVox, Inc. 2001 Performance Plan (the “Plan”) and delegated to the Committee the authority to formally approve and adopt the Plan. The Plan was approved and adopted by the Committee by written consent effective as of August 23, 2001. The purpose of the Plan is to facilitate the retention of senior management and further the growth of the Company by providing senior management with an opportunity to share in any appreciation in the Equity Value of the Company over the Initial Threshold Amount or Subsequent Threshold Amount.

ARTICLE II
DEFINITIONS OF CERTAIN TERMS

        Unless the context requires a different meaning, the following terms shall have the following meanings:

        2.1      Award Payment.      The term “Award Payment” shall mean a payment made pursuant to Article VIII of the Plan of the respective portion of the Pool to which a Participant is entitled, based on his or her vested Participation Percentage and allocation of the Pool pursuant to Article VII of the Plan.

        2.2      Board.      The term "Board" shall mean the Board of Directors of the Company.

        2.3      Cause.      The term “Cause” shall mean (a) the willful and continued failure by a Participant to substantially perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), or (b) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

        2.4      Change in Control.     A "Change in Control" shall be deemed to have occurred if:

(a) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities (other than as a result of a merger or consolidation described in sub-clauses (c)(i)(A) or (B)); or

(b) during any period of three consecutive years (not including any period prior to the Effective Date of this Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), (d) or (e) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(c) (i) the stockholders of the Company approve a merger or consolidation of the Company with any other company other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent corporation) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity or its parent corporation) outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined in Section 2.4(a)) acquires more than 25% of the combined voting power of the Company’s then outstanding securities, and (ii) such merger or consolidation is consummated; or

(d) (i) the stockholders of the Company adopt a plan of complete liquidation of the Company or approve an agreement for the sale or disposition by the Company of all, or substantially all, of the Company’s stock or assets, and (ii) such liquidation or sale or disposition is consummated; or

(e) any other event determined by a vote of at least two-thirds (2/3) of the Board to constitute a "Change in Control."

        2.5      Code.      The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include a reference to any successor provision of the Code.

        2.6      Committee.      The term “Committee” means the Compensation Committee or other Committee of the Board selected to administer this Plan, which Committee shall consist of not less than two non-employee members of the Board. No Participant may serve on the Committee.

        2.7      Company.      The term "Company" means NuVox, Inc., a Delaware corporation.

        2.8      Continuous Service.      The term “Continuous Service” means that the service of a Participant to the Company or a Related Company as an employee is not interrupted or terminated. The Board or the Committee may determine, in its sole discretion, whether Continuous Service shall be considered interrupted in the case of any leave of absence, including sick leave, military leave, or any other personal leave. Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which a Participant renders service to the Company or a Related Company.

        2.9      Disability.      Except as otherwise provided by the Committee, a Participant shall be considered to have a “Disability” during the period in which he or she is unable, by reason of a medically determinable physical or mental impairment, to carry out his or her duties with the Company or a Related Company, which condition, in the discretion of the Committee, is expected to have a duration of not less than 120 days.

        2.10      Effective Date.      The term "Effective Date" shall mean the closing date of the Offering.

        2.11      Equity Value.      The term "Equity Value" shall mean:

(a) if the Valuation Event is a Change in Control event described in Section 2.4(b) or 2.4(e), or for purposes of determining the equity value of the Company under Sections 5.2 and Article VII of the Plan, or for any other reason not described in clauses (b)-(d) below, or for purposes of applying the definition of “Subsequent Threshold Amount,” the value of the Company as reasonably determined in good faith by the Committee, utilizing valuation methods it deems most appropriate in light of the circumstances;

(b) if the Valuation Event is a Change in Control event described in Section 2.4(a) or 2.4(c), the value of the Company based on the sales price paid for the Company’s voting stock in connection with the Change in Control event, as determined by the Committee in its sole discretion. To the extent any such consideration is paid in a form other than cash, the fair market value of such consideration shall be determined in good faith by the Committee, in its sole discretion;

(c) if the Valuation Event is an event described in Section 2.4(d), the value of the Company based on the aggregate amount available for distribution to holders of all the then outstanding classes of stock of the Company as a result of the occurrence of such event, as determined by the Committee in its sole discretion; or

(d) if the Valuation Event is an IPO, the product of (i) the initial public offering price per share of the Stock multiplied by (ii) the number of fully-diluted shares of the Company’s Stock following the IPO.

        The Committee’s determination of the Company’s Equity Value upon the occurrence of a Valuation Event shall be final and binding for purposes of the Plan. At its discretion, the Committee may engage independent third parties to the extent it deems appropriate to ascertain of the Company’s Equity Value based on the aforementioned criteria, or any other valuation criteria it deems appropriate based on the circumstances.

        2.12      Good Reason.      The term “Good Reason” shall mean (a) a material reduction in compensation or in aggregate benefits without the Participant’s consent; provided, however, that the Company may at any time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plan or arrangement provided to the Participant for any reason and without the Participant’s consent if such amendment, modification, suspension or termination is consistently applied to all similarly situated senior management employees and does not violate the express terms of an employment agreement or other arrangement between the Participant and the Company; (b) a material reduction in the Participant’s title, status, authority or responsibility at the Company without the Participant’s consent; or (c) the Participant has been notified that his or her principal place of work will be relocated by a distance of fifty (50) miles or more from his or her current principal place of work and the Participant has not consented to the relocation.

        2.13      Grant Date.      The term "Grant Date" shall mean the date a Participant is awarded a Participation Percentage pursuant to a Participation Grant.

        2.14      Initial Threshold Amount.      The term “Initial Threshold Amount” shall mean an amount equal to the sum of: (a) three times the aggregate purchase price of Units issued under the pro-rata portion of the Offering, (b) five times the aggregate purchase price of Units issued above the pro-rata portion of the Offering and (c) the aggregate liquidation preference of any future issuances after the Offering of preferred stock of the Company which is senior to, or pari passu with, the Series D Preferred or which is senior to the Series E Preferred (other than any issuances of Series D Preferred issued upon exercise of Series D Warrants issued in the Offering).

        2.15      IPO.      The term “IPO” shall mean the initial underwritten public offering of the Company’s Stock pursuant to a registration statement filed with and declared effective by the SEC pursuant to the Securities Act of 1933, as amended.

        2.16      Offering.      The term “Offering” shall mean the Company’s 2001 offering of Units to its stockholders of up to 66,666,667 Units.

        2.17      Participant.      The term "Participant" means any senior management employee (i.e., vice president and above) who has been selected by the Committee to receive a Participation Grant under the Plan.

        2.18      Participation Grant.      The term "Participation Grant" shall mean a grant of a Participation Percentage made pursuant to Article V of the Plan.

        2.19      Participation Percentage.      The term "Participation Percentage" shall mean the fixed participation percentage set forth in a Participant's Participation Grant(s).

        2.20      Pool.      The term “Pool” shall mean the amount available for distribution to Participants, as determined pursuant to Article VII of the Plan.

        2.21      Related Company.      The term “Related Company” means any company during any period in which it is a “subsidiary corporation” of the Company (as that term is defined in Code Section 424(f)).

        2.22      Retirement.      The term “Retirement” shall mean the occurrence of a Participant’s voluntary termination of employment under circumstances that constitute such Participant’s retirement at normal retirement age under the terms of any plan of the Company (or a Related Company) that is intended to be qualified under Section 401(a) of the Code and that is extended to the Participant immediately prior to the Participant’s termination of employment or, if no such plan is extended to the Participant on such date of termination, under the terms of any retirement policy of the Company (or Related Company) applicable to such Participant.

        2.23      Series D Preferred.      The term “Series D Preferred” means the Series D Convertible Preferred Stock, $0.01 par value per share, of the Company.

        2.24      Series D Warrant.      The term “Series D Warrant” shall mean a five-year warrant issued in the Offering, which will entitle the holder thereof to purchase one share of Series D Preferred at an exercise price of $1.50 per share.

        2.25      Series E Preferred.      The term “Series E Preferred” shall mean the Series E-1 through Series E-13 convertible preferred stock, $0.01 par value per share, of the Company to be issued on exercise of the Series E Warrants.

        2.26      Series E Warrants.      The term “Series E Warrants” shall mean warrants, expiring March 31, 2002, to be issued in the Offering, which will entitle the holder thereof to purchase shares of various Series E Preferred.

        2.27      Stock.      The term “Stock” shall mean shares of common stock, $0.01 per value per share, of the Company.

        2.28      Subsequent Threshold Amount.      The term “Subsequent Threshold Amount” means an amount equal to the sum of: (a) the greater of, as of the Grant Date with respect to the applicable Participation Grant, the Initial Threshold Amount or the Equity Value of the Company on such date, plus (b) the aggregate liquidation preference of any issuances after the Offering of preferred stock of the Company which is senior to, or pari passu with, the Series D Preferred or which is senior to the Series E Preferred (excluding any shares of Series D Preferred issued upon exercise of Series D Warrants issued in the Offering).

        2.29      Unit.      The term “Unit” means a Unit offered in the Offering, consisting of one share of Series D Preferred, a Series D Warrant and Series E Warrants.

        2.30      Valuation Event.      The term “Valuation Event” shall mean the date of the first to occur of a Change in Control or IPO after the Effective Date. For purposes of the Plan, the Board shall determine the date on which the Valuation Event shall be deemed to have occurred.

ARTICLE III
ADMINISTRATION

        The Plan shall be administered by the Committee. Full power and authority to interpret and administer the Plan shall be vested in the Committee. The Committee may from time-to-time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate. The Committee may delegate in writing to officers or employees of the Company the power and authority to interpret and administer the Plan. Any decision taken by the Committee, or officer or employee to whom authority has been delegated, arising out of, or in connection with, the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through Participants.

ARTICLE IV
ELIGIBILITY AND PARTICIPATION

        The persons eligible to participate in the Plan shall be limited to senior management (i.e., vice president and above) employees who are selected from time-to-time by the Committee, in its sole discretion, to receive a Participation Grant under the Plan.

ARTICLE V
PARTICIPATION GRANTS

        5.1      Initial Grant.      As soon as reasonably practicable on or after the Effective Date, the Committee shall award initial Participation Grants to senior management employees employed as of the Effective Date who are selected by the Committee in its sole discretion. The Participation Percentages set forth in the Participation Grants may vary among Participants, as determined by the Committee in its sole discretion. Any payment to which a Participant may be entitled pursuant to the terms hereof with respect to an initial Participation Grant awarded pursuant to this Section 5.1 shall be based on any increases in the Company’s Equity Value above the Initial Threshold Amount.

        5.2      Additional Grants.      From time-to-time after the initial Participation Grants are awarded pursuant to Section 5.1 of the Plan, the Committee may, in its sole discretion, award additional Participation Grants, with varying Participation Percentages, to new or existing Participants. Any payment to which a Participant may be entitled pursuant to the terms hereof with respect to a Participant Grant awarded pursuant to this Section 5.2 shall be based on any increases in the Company’s Equity Value above the Subsequent Threshold Amount.

        5.3      Allocation of Pool.     The Committee is not required to allocate 100% of the Pool among the Participants. The Committee may not allocate in excess of 100% of the Pool.

        5.4      Percentage Adjustments.      Outstanding Participation Percentages shall not be adjusted to account for additional, or the forfeiture of existing, Participation Percentages.

ARTICLE VI
VESTING

        6.1      Vesting.      A Participant shall have no right whatsoever to receive any payment from the Pool, or to receive any other payment or benefit under the Plan, with respect to any portion of the Participant’s Participation Percentage which has not vested. A Participant shall become vested in his or her Participation Percentage only as follows:

(a) A Participant shall become vested in the first 12/36 of his or her Participation Percentage upon completion of one year of Continuous Service following the respective Grant Date; thereafter, such Participant shall become vested in an additional 1/36 of such Participation Percentage for each subsequent full month of Continuous Service.

(b) Unless otherwise provided pursuant to the terms of a Participant's effective employment agreement:

(i) Upon the occurrence of a Change in Control prior to a Participant’s termination of employment, the Participant shall become vested in 50% of the then nonvested portion of his or her Participation Percentage, with the remaining 50% of the then nonvested portion of such Participation Percentage continuing to vest pursuant to the vesting schedule set forth in Section 6.1(a) or pursuant to Section 6.1(b)(ii) or (iii).

(ii) Notwithstanding the vesting schedule set forth in Section 6.1(a), if a Participant is terminated prior to completing one year of Continuous Service following the respective Grant Date of his or her Participation Percentage, and such termination is on account of (A) death, (B) voluntary termination by the Participant on account of Retirement or Disability, (C) involuntary termination by the Company (or a Related Company) without Cause prior to a Change in Control or (D) voluntary termination by the Participant for Good Reason prior to a Change in Control, such Participant shall become vested in 1/36 of such Participation Percentage for each full month of Continuous Service performed subsequent to the respective Grant Date.

(iii) If a Participant is terminated within one (1) year following a Change in Control on account of an involuntary termination by the Company (or a Related Company) without Cause or voluntary termination by the Participant for Good Reason, the Participant shall become fully vested in the remaining nonvested portion of the Participation Percentage.

        6.2      Forfeiture.      Unless otherwise provided pursuant to the terms of a Participant’s employment agreement, if prior to full vesting, a Participant ceases to be employed by the Company, such Participant shall immediately forfeit any portion of his or her Participation Percentage(s) to which he or she has not become vested pursuant to the vesting criteria set forth in Section 6.1 and shall not be entitled to receive an Award Payment pursuant to Section 8.1 with respect to such forfeited portion of his or her Participation Percentage(s). Forfeited Participation Percentages shall not be allocated among the remaining Participants. The Committee shall, however, have the discretion to award such forfeited Participation Percentages pursuant to additional Participation Grants under Section 5.2. If not awarded pursuant to additional Participation Grants prior to a Valuation Event, forfeited Participation Percentages shall not be taken into account for purposes of allocating the Pool pursuant to Article VII of the Plan. In the event a forfeiture occurs after a Valuation Event, any amount of the Pool allocated to the forfeited portion of the Participation Percentage pursuant to Article VII shall revert to the Company and may be used by the Company for any corporate purpose it deems appropriate.

        6.3      Date of Termination.      The Committee shall have sole discretion to determine the date on which a Participant’s employment is deemed terminated for purposes of applying the vesting provisions in this Article 6.

ARTICLE VII
COMPUTATION AND ALLOCATION OF POOL

        7.1      Pool.      The amount available for distribution under the Plan to Participants who have not forfeited their Participation Percentages pursuant to Section 6.2 of the Plan prior to a Valuation Event shall be limited to the amount allocated to the Pool upon the first Valuation Event to occur after the Effective Date. No amount shall be allocated to the Pool in the event the Company’s Equity Value does not exceed the Initial Threshold Amount as of the date of the Valuation Event. In the event the Company’s Equity Value does exceed the Initial Threshold Amount as of the date of the Valuation Event, the amount allocated to the Pool shall be as follows:

(a) if the Company’s Equity Value as of the date of the Valuation Event is equal to, or less than, the sum of (i) $781 million plus (ii) the aggregate liquidation preference of any future issuances of preferred stock of the Company subsequent to the Offering which is senior to, or pari passu with, the Series D Preferred or senior to the Series E Preferred (other than any issuances of Series D Preferred upon exercise of Series D Warrants issued in the Offering), then the amount allocated to the Pool shall be 6% of the amount by which the Company’s Equity Value as of the Valuation Event exceeds the Initial Threshold Amount; or

(b) if the Company’s Equity Value as of the date of the Valuation Event is more than the sum of such amounts set forth in Section 7.1(a), then the amount allocated to the Pool shall be 7% of the amount by which the Company’s Equity Value as of the date of the Valuation Event exceeds the Initial Threshold Amount.

        7.2      Allocation.      Upon the occurrence of a Valuation Event, a Participant who has not forfeited his or her entire Participation Percentage pursuant to Section 6.2 of the Plan prior to the occurrence of a Valuation Event shall be entitled (upon vesting), based on his or her vested Participation Percentage, to share in the Pool representing the amount equal to the excess (if any) of the Equity Value of the Company as of the Valuation Event over (i) the Initial Threshold Amount if the Participation Percentage was granted pursuant to Section 5.1 of the Plan or (ii) the applicable Subsequent Threshold Amount if the Participant Percentage was granted pursuant to Section 5.2 of the Plan.

ARTICLE VIII
AWARD PAYMENTS

        8.1      Payment Date.      Upon the occurrence of a Valuation Event, each Participant shall receive a lump sum Award Payment on the date or dates that the Participant becomes (or, in the case of a Participant who has terminated employment, would have become) fully vested in his or her Participation Grant in amount equal to the amount to which he or she is entitled pursuant to Section 7.2; provided, however, in no event will any Award Payments be made prior to the date on which the Committee determines, in its sole discretion, that adequate provision (i.e., no actions need be taken nor conditions satisfied other than ministerial acts for the Series D Preferred’s accrued liquidation preference to be satisfied in full) has been made for the full satisfaction of the aggregate accrued liquidation preference of the Series D Preferred (including, in the case of an IPO at a price per share below $3.00, by the issuance of additional shares of common stock in accordance with the formula set forth in Section C.1(iv)(b) of the Company’s charter).

        8.2      Form of Payment.      Unless otherwise determined by the Committee, in its sole discretion, Award Payments shall be made as follows:

(a) in the event of a Change in Control involving a sale, liquidation or dissolution of the Company, or any other event when stockholders receive proceeds as a result of such event, Participants shall receive their Award Payments in the sale proceeds or other amount available for distribution in the same form and proportion (cash and/or stock or other securities or property) available for distribution to holders of Series E Preferred as a result of such event;

(b) in the event of a Change in Control involving any other event not described in Section 8.2(a), in cash or in shares of Stock of equal value on the applicable payment date, or a combination of cash and shares of Stock; and

(c) in the event of an IPO, in shares of Stock, valued at the initial public offering price.

        8.3      Withholding of Taxes.      The Company shall have the right to withhold the amount of taxes which, in the sole determination of the Company, are required to be withheld under federal, state and local law with respect to any amount due or payable under the Plan.

        8.4      Designation of Beneficiaries.      Each Participant shall have the right at any time to designate any person, or persons, as beneficiaries to whom any Award Payment under the Plan shall be distributed in the event of the Participant’s death prior to distribution of all Award Payments due the Participant under the Plan. No such designation shall be effective until delivered in writing to, and approved by, the Company. In the absence of a valid and effective designation prior to a Participant’s death, any Award Payment due to the Participant under the Plan shall be distributed to the Participant’s estate.

ARTICLE IX
GENERAL PROVISIONS

        9.1      Expenses.      All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

        9.2      Rights Personal to Participant.      All rights provided to a Participant under the Plan shall be personal to such Participant, shall not be transferable, except by will or pursuant to the laws of descent or distribution, and shall inure, during his or her lifetime, only to such Participant, or to a court-appointed guardian for the Participant.

        9.3      No Continued Employment.      Neither the establishment of the Plan nor the award of a Participation Grant hereunder shall be deemed to constitute an express or implied contract of employment with any Participant for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment, or to terminate the employment of, any Participant with or without notice or Cause at any time.

        9.4      Non-Alienation.      No Participant or any other person shall have any right or power, by draft, assignment or otherwise, to mortgage, pledge or otherwise encumber in advance any Award Payment under the Plan, and any attempted draft, assignment, or other disposition thereof shall be void and of no force and effect.

        9.5      Right of Offset.      If a Participant becomes entitled to an Award Payment under the Plan and if, at such time, the Participant has outstanding any debt, obligation or other liability representing an amount owing and unpaid to the Company (or a Related Company), then the Company, to the maximum extent permitted by law, may offset such amount against the Award Payment otherwise due the Participant under the Plan.

        9.6      Severability of Provisions.      In the event that any provision of the Plan is held to be invalid or unenforceable, the same shall not affect, in any way whatsoever, the validity of any other provision of the Plan.

        9.7      Binding Effect.      The obligations of the Company under the Plan shall be binding upon any successor which shall succeed to substantially all of the assets and business of the Company.

        9.8      Gender and Number.      Except where otherwise clearly indicated by the context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.

        9.9      Unsecured and Unfunded Status of the Plan and Claims.      The Plan is not funded. Participants, and their beneficiaries or heirs, shall have no legal or equitable rights, interest or claims in respect of any unvested benefits under the Plan, and no rights, interests or claims as to any vested benefits in any assets of the Company. No asset of the Company shall be held under any trust for the benefit of Participants, or their beneficiaries or heirs, or held in any way as collateral security for the fulfillment of the Company’s obligations under the Plan. The allocation of the Pool pursuant to Section 7.2 of the Plan shall be in book-entry form, and until Award Payments are made pursuant to Section 8.1 of the Plan, shall not involve the actual transfer of assets. Any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor.

        9.10      Applicable Law.      This Plan shall be governed by, and construed in accordance with, the provisions of the laws of the State of Missouri, without regard to its conflicts of laws principles, except that matters of corporate governance shall be governed by, and construed in accordance with, the General Corporation law of the State of Delaware.

        9.11      Amendments and Termination.      The Board may from time-to-time amend, suspend or terminate in whole, or in part, any or all of the provisions of the Plan; provided, however, without each affected Participant’s consent: (a) no such action shall reduce any Participation Percentages which Participants have been awarded prior to the effective date of such Board action and (b) no such action shall reduce the amount that will be allocated to the Pool.

        9.12      Parachute Payments.      If any payment made pursuant to this Plan, either alone or together with other payments or rights accruing to the Participant from the Company, would constitute a “parachute payment” (as defined in Section 280G of the Code and the regulations thereunder), such payments under this Plan shall be reduced by such amount as is necessary so that no portion of the amount payable under this Plan is subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code; provided, however, that the foregoing shall not apply to the extent the Participant’s employment agreement provides for an alternate treatment of payments or rights that would constitute “parachute payments” under Code Section 280G.

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NUVOX, INC.
2001 PERFORMANCE PLAN
PARTICIPATION GRANT

[Name
Address]

        The Compensation Committee (“Committee”) of the Board of Directors of NuVox, Inc. (“Company”) has granted you a __________% Participation Percentage under the NuVox, Inc. 2001 Performance Plan (“Plan”), a copy of which is attached hereto and incorporated by reference herein. This Participation Grant affords you, upon the occurrence of a Change in Control or an IPO, with an opportunity to share in a portion of the Pool, to the extent you become vested in your Participation Percentage pursuant to the criteria set forth in the Plan, based on your Participation Percentage in the excess, if any, of the Equity Value of the Company as of the Valuation Event over a prescribed amount, as described in the Plan. This Participation Grant shall at all times be subject to, and governed by, the terms and conditions set forth in this Participation Grant and the Plan. The capitalized terms used in this Participation Grant have the same meanings ascribed to them in the Plan.

NUVOX, INC.